Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                 TL GLOBAL, INC.
                 (Name of Small Business Issuer in its Charter)

                Florida                                 7380                                65-0974057
                -------                                 ----                                ----------
    (State or Other Jurisdiction of         (Primary Standard Industrial      (I.R.S. Employer Identification No.)
    Incorporation or Organization)             Classification Number)

               7000 W. Palmetto Park Road, Suite 501                                         Howard Brummer
                       Boca Raton, FL 33433                                       7000 W. Palmetto Park Road, Suite 501
                          (561) 620-9202                                                  Boca Raton, FL 33433
                                                                                             (561) 620-9202
(Address and Telephone Number of Principal Executive Offices)           (Name, Address and Telephone Number of Agent For Service)

                                 with copies to:
                             Michael D. Karsch, Esq.
                            Sachs, Sax & Klein, P.A.
                                 301 Yamato Road
                            Boca Raton, Florida 33431
                                 (561) 994-4499
                              --------------------

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

================================= ===================== ==================== ======================= ======================
                                                             Proposed               Proposed
      Title of Each Class              Amount to              Maximum               Maximum                Amount of
        of Securities to                   Be             Offering Price           Aggregate             Registration
         be Registered               Registered (1)        Per Share(2)          Offering Price               Fee
--------------------------------- --------------------- -------------------- ----------------------- ----------------------
Common Stock, $.01 par value       25,000,000 shares           $.03                 $750,000                  $69
per share
================================= ===================== ==================== ======================= ======================

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a), of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to Section 8(a), may determine.-----------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold by the holders until the registration statement filed with the securities and exchange commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION DATED JUNE 26, 2002


PROSPECTUS

                                 TL GLOBAL, INC.

                            Dividend Distribution of

                        25,000,000 SHARES OF COMMON STOCK


The distribution is made on the basis of one share of common stock of TL Global, Inc. for each share of Travlang, Inc. common stock held by the holders of Travlang common stock on March 13, 2002.

There is currently no public market for TL Global common stock.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful.


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY Of the prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ___________ , 2002

                               Table of Contents

                                                           PAGE
Prospectus summary...........................................1
Risk factors.................................................3
Forward-looking statements.................................. 8
The distribution............................................ 8
Dividend policy............................................. 9
Management's discussion and analysis of
   financial condition and results of operations............10
Business....................................................13
Management..................................................16
Certain transactions........................................16
Principal shareholders......................................18
Description of securities...................................18
Certain market information..................................20
Legal matters...............................................20
Experts.....................................................20
Where you can find more information.........................20
Index to financial statements..............................F-1

                               PROSPECTUS SUMMARY


                                THE DISTRIBUTION

     This prospectus relates to the distribution of shares of TL Global, Inc. to shareholders of Travlang, Inc. In December 2001, Travlang. entered into a letter of intent to acquire Sec2Wireless, Inc., which provides technology for centralized user authentication and monitoring. The Sec2Wireless shareholders were entitled to receive a controlling interest in Travlang. After deliberation with representatives of Sec2Wireless, the board of directors of Travlang determined to spin-off by way of a dividend all of the shares of TL Global, Inc. to the Travlang, Inc. shareholders. The Sec2Wireless transaction was completed on March 13, 2002. Each shareholder of Travlang, Inc. will receive one share of TL Global, Inc. common stock for each share of Travlang, Inc. common stock owned immediately prior to the closing of the Sec2Wireless transaction.

     We were incorporated in the State of Florida on January 14, 2000 as Travlang.com, Inc. We changed our name to TL Global, Inc. in May 2002. TL Global owned substantially all of the assets and liabilities of Travlang, Inc., including the operations of Travlang.com. prior to the acquisition of Sec2Wireless.

     As such, TL Global. represents a successor company of Travlang, the predecessor company, and all historical financial information presented in this registration statement prior to March 13, 2002 is that of Travlang, Inc.

     OUR BUSINESS

     We are engaged in the business of:

     o Owning and operating Travlang.com, a foreign language and travel Internet company;

     o    Holding investments in various Internet companies; and

     o Providing management and consulting services to technology and Internet companies.

     Travlang.com: Travlang.com is a foreign language and travel website that offers foreign language and travel information, products and services through the Internet. It is recognized as a leader in providing free access to over 80 foreign language translation dictionaries to approximately 3 million visitors a month. Travlang.com's main source of revenue is from the sale of advertising on its site, and the sale of travel products, foreign language CD-ROMs, foreign language courses, electronic translators and other language learning products.

     Investments: TL Global also has an equity position in TargitInteractive, Inc. TargitInteractive, Inc. (OTC: BB: TGIT) is a publicly traded interactive marketing services provider or IMSP. TargitInteractive provides unique technologies for interactive marketing solutions and features proprietary technology for the delivery of rich media marketing messages deliverable on two platforms:

     o    to desktops/laptops using its Instant Windows platform or

     o    to email.

     We own 830,000 shares, or less than 5% of TargitInteractive. Services: We have in the past and are currently negotiating to provide in the future business services to several companies. These services include technical, management, marketing and operational services.

     Our executive offices are located at 7000 W. Palmetto Park Road, Suite 501, Boca Raton, Florida 33433, and our telephone number is 561-620-9202.

                                  THE OFFERING

Common stock issued in the distribution                       25,000,000 shares

Common Stock outstanding after the distribution               25,000,000 shares

                             SUMMARY FINANCIAL DATA

Statement of Operations Data:

                                               Year ended July 31,             Nine months ended April 30,
                                               ------------------              ---------------------------
                                             2001              2000              2002              2001
                                             ----              ----              ----              ----
                                                                                               (unaudited)
Revenues                                $    476,726      $    196,285      $    143,841      $    453,771
Net loss                                $ (3,890,782)     $ (2,909,887)     $   (642,875)       (1,500,088)
Net loss per share                      $       (.30)     $       (.60)     $       (.01)     $       (.13)
Weighted average shares outstanding       11,771,791         4,883,512        15,088,678        11,283,124

Balance Sheet Data:

                                         July 31, 2001     April 30, 2002
                                                             (unaudited)
Working capital                         $    133,460      $    197,313
Total assets                                 704,468           454,750
Long term liabilities                         15,000              --
Stockholders' equity                         622,375           440,505

                                  RISK FACTORS

WE HAVE A HISTORY OF LOSSES DUE TO COST OF SALES AND OPERATING EXPENSES EXCEEDING REVENUES.

     We have a history of operating losses. If we do not develop profitable operations, we will need to terminate or modify our operations. Our losses have totaled:

     o    $642,875 for the nine months ended April 30, 2002; and

     o    ($3,890,732) for the fiscal year ended July 31, 2001

     At April 30, 2002, we had an accumulated deficit of $15,442,331.

OUR AUDITORS HAVE ISSUED A GOING CONCERN OPINION DUE TO OUR LACK OF CAPITAL AND PROFITS.

     Because of our continuing lack of capital and continued losses, our independent certified public accountants included an explanatory paragraph in their report dated November 11, 2001. Their report indicated that these conditions raised substantial doubt about our ability to continue as a going concern.

     We have only a limited history of operating travel, foreign language and e-commerce businesses, which will make it difficult to for an investor to decide whether to hold our common stock.

     Our Travlang.com business has been operated by its current management for approximately one year. Management has been working to expand and restructure the revenue model but has not yet demonstrated its ability to do so. There may not be sufficient history for an investor to determine the value of this business.

AN INVESTMENT IN THE SHARES IS A HIGH RISK AND INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT.

     An investment in our shares involves a high degree of risk due to our past performance and the existing economic climate. A prospective investor should, therefore, be aware that, in the event that Travlang.com or TargitInteractive is not successful, any investment in the shares may be lost and we may be faced with the possibility of liquidation. As a result, investors may lose their entire investment.

MANAGEMENT HAS BROAD DISCRETION IN OPERATING THE BUSINESS OR IN SEEKING NEW BUSINESSES.

     TL Global is seeking to acquire new businesses in addition to its existing ones. Prospective investors who invest in TL Global will do so without an opportunity to evaluate the specific merits or risks of any one or more businesses. As a result, investors will be entirely dependent on the broad discretion and judgment of management. There can be no assurance that determinations ultimately made by TL Global will permit TL Global to achieve its business objectives.

WE ARE DEPENDENT UPON OUR EXECUTIVE OFFICERS AND DIRECTORS TO SEEK NEW
BUSINESSES.

     We are dependent on our officers and directors to seek new businesses for our growth. None of our officers and directors work full-time for us. To the extent that these persons are involved with other activities, they may not be able to find appropriate new activities for us.

WE ARE DEPENDENT ON A LIMITED NUMBER OF PROJECTS WHICH MAKES US MORE VULNERABLE IF THESE PROJECTS ARE NOT SUCCESSFUL.

     TL Global is dependent on a limited number of projects that are expected to represent a substantial percentage of future revenues in the immediate years to come. If any major project is not successful, this will likely have a material negative effect on our operating results and financial condition since we are able to undertake only a limited number of projects at a given time. In addition, if we are unsuccessful in the initial projects, it will make it more difficult for us to obtain financing or to successfully market additional projects in years to come. We cannot assure you that any of our current projects will be successful and that they will generate sufficient revenues to make us profitable.

THE DISTRIBUTION OF OUR SHARES COULD BE TAXABLE TO YOU AS A DIVIDEND.

     We have not requested a ruling from the Internal Revenue Service to the effect that the distribution of our shares will or will not result in taxable gain or income to the shareholders of Travlang, Inc. and that the distribution of our shares will be taxed as a dividend for federal income tax purposes. Management believes that in many instances the distribution will be a taxable event to the shareholders of Travlang, Inc. Consequently, non-corporate shareholders could be required to report taxable income or gain based on the fair market value of our shares on the date of distribution. Since an active trading market for our shares may not develop which could provide shareholders with a sufficient degree of liquidity, it is possible that shareholders may not be able to sell their shares of our common stock readily in order to offset any potential tax liability as a result of the distribution. Shareholders participating in the distribution of our shares are encouraged to consult with their own tax professionals to determine if, and to what extent, the distribution results in a taxable event to the shareholder.

OUR COMMON STOCK MAY NOT HAVE A TRADING MARKET WHICH WILL MAKE RESALES OF THE STOCK MORE DIFFICULT.

     We expect that public trading in the TL Global common stock to begin on the OTC Bulletin Board shortly following the date of this prospectus, but cannot assure you that a public market will develop. Even if a trading market develops, the actual trading value of the TL Global common stock is unclear, and will depend on many factors. Until an ordinary trading market develops, the market price for TL Global common stock may fluctuate significantly. We recommend that you obtain current market quotations prior to deciding whether to invest in TL Global common stock.

WE WILL REQUIRE ADDITIONAL CAPITAL TO BE SUCCESSFUL, WHICH WILL POTENTIALLY DILUTE THE VALUE OF SHARES OF THEN CURRENT SHAREHOLDERS.

     We expect to continue to incur losses for at least the remainder of this year. During this period, we expect to obtain revenues from operations but may need additional funds, primarily for the following purposes:

     o    Marketing the Travlang website;

     o    To make acquisitions of complementary technologies or products; and

     o To acquire other companies and businesses or make investments where management believes there is a strategic value.

     To finance our operations to date, we have relied almost entirely on private offerings of common stock and loans from officers. The terms on which we obtain additional financing may dilute the existing shareholders' investments, or otherwise adversely affect their position. It is also possible that we will be unable to obtain the additional funding we need as and when we need it. If we were unable to obtain additional funding as and when needed, we would be required to modify our business plan or decline to participate in transactions or investments where we see substantial potential value.

WE RELY ON KEY PERSONNEL WHO MAY LEAVE ON SHORT NOTICE.

     Our success will be largely dependent upon the continued efforts services of our key personnel, particularly our president Howard Brummer. Mr. Brummer has acquired specialized knowledge and skills with respect to Travlang.com. If this individual were to leave unexpectedly, we could face difficulty in hiring a qualified successor and could experience a loss in productivity while any such successor obtains necessary training and experience. The loss of the services of key personnel could have a material adverse effect on our ability to successfully achieve our business objectives. Further, our directors and advisors are consultants who devote substantial time to other employers. Losing any of these individuals could have a material adverse effect on us.

OUR FUTURE OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND REMAIN UNCERTAIN, WHICH COULD NEGATIVELY AFFECT THE VALUE OF YOUR INVESTMENT.

     Our operating results are difficult to predict. Our future quarterly operating results may fluctuate significantly and may not meet the expectations of investors. If this occurs, the value of your investment would likely decline, perhaps substantially. Factors that may cause fluctuations of our operating results include the following:

     o    the level of market acceptance of our products and services;

     o    delays we may encounter in introducing new products and services;

     o    competitive developments;

     o    demand for advertising on the Internet; and

     o    changes in pricing policies and resulting margins.

     We expect that a significant portion of our future revenues from the Travlang.com web site will be derived from advertising. Additional revenues may be realized from the sale of investments or from providing consulting services. Moreover, sales may fluctuate due to seasonal or cyclical marketing campaigns. To the extent significant revenues occur earlier than expected, our operating results for later quarters may not compare favorably with operating results from earlier quarters.

WE HAVE BEEN ADVERSELY AFFECTED BY THE DECLINE IN INTERNET ADVERTISING RATES.

     The recent decline in advertising rates on the Web have had a material adverse effect on Travlang.com's revenues. Travlang.com derives the majority of revenues from the sale of advertisements under short-term contracts, which are difficult to forecast accurately.

     The agreements with advertisers generally have terms no longer than three years and, in many cases, the terms are much shorter. Some of the agreements have payments contingent on usage levels. Some major advertisers are Internet companies which, in certain cases, may lack financial resources to fulfill their commitments. Accordingly, it is difficult for Travlang.com to accurately forecast these revenues. The cancellation or deferral of advertising could have a material adverse effect on Travlang.com's financial results.

     Travlang.com's user base has continued to grow over the past six years. However, any leveling off or decrease of the user base or the failure to generate anticipated levels of shared revenues could result in a significant decrease in our revenue levels.

OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES WILL HAVE SIGNIFICANT CONTROL OF US AND MAY AFFECT DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL Stockholders.

     We anticipate that our executive officers, directors, principal stockholders and entities affiliated with them will, in the aggregate, beneficially own approximately 59.3% of our outstanding common stock following the completion of the distribution. These stockholders, if acting together, would be able to control all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions.

THERE IS NO PUBLIC MARKET FOR OUR COMMON STOCK AND NONE IS EXPECTED TO DEVELOP IMMEDIATELY AFTER THE DISTRIBUTION IS COMPLETED, WHICH MEANS YOU MAY EXPERIENCE DIFFICULTY IN SELLING YOUR SHARES.

     At the present time, there is no public market for our securities. It is unlikely that a regular trading market will develop when the reconfirmation offering is concluded, or if developed, that a market will be sustained, or that our securities purchased by the public in the offering may be resold at their original offering price or at any other price. Any market for our securities that may develop will very likely be a limited one. While we intend to continue to timely file periodic reports under the Securities Exchange Act of 1934 for so long as we may be required to do so, we cannot assure you that we will continue to file such reports on a voluntary basis. In any event, if the stock price is low, many brokerage firms may choose not to engage in market making activities or effect transactions in such securities. Purchasers of the securities may have difficulties in reselling them and many banks may not grant loans utilizing our securities as collateral. Our securities will not be eligible for listing on the Nasdaq Stock Market when this distribution is completed.

WE INTEND TO LIST OUR COMMON STOCK ON THE OTC BULLETIN BOARD AND THE FAILURE TO GET A LISTING WILL LIMIT YOUR ABILITY TO SELL YOUR STOCK.

     We will seek to list our common stock for trading on the OTC Bulletin Board as soon as possible. Until a listing is approved, there will be a significant lack of liquidity, and an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

     If, for any reason, the common stock is not accepted for inclusion on the OTC Bulletin Board, then our common stock most likely would be traded in the over-the-counter markets through the "pink sheets". Unless the common stock is included on the Nasdaq Stock Market or an exchange, our common stock will in all probability continue to be deemed a "penny stock." As a penny stock, the common stock will be subject to Securities and Exchange Commission rules which impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rules may affect the ability of broker-dealers to sell our common stock and also may affect the ability of holders to sell their shares in the secondary market.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

     We do not intend to pay dividends in the foreseeable future and anticipate that any earnings which may be generated from operations will be used to finance the expansion of our business.

WE ARE SUBJECT TO SUBSTANTIAL COMPETITION THAT AFFECTS OUR REVENUE.

     Our Travlang.com subsidiary relies heavily on revenues derived from Internet advertising, which are subject to uncertain demand from present and potential clients and are difficult to forecast accurately.

     Currently, the majority of our revenues come from advertisements displayed on Travlang.com. Our ability to continue to achieve substantial advertising revenue depends upon:

     o    growth of our user base;

     o    our user base being attractive to advertisers

     o our ability to derive better demographic and other information from our users

     o    acceptance by advertisers of the Web as an advertising medium; and

     o    our ability to transition and expand into other forms of advertising.

TRAVLANG.COM IS SUBJECT TO U.S. AND FOREIGN GOVERNMENT REGULATION OF THE INTERNET, THE IMPACT OF WHICH IS DIFFICULT TO FORECAST.

     There are currently few laws or regulations directly applicable to the Internet. The application of existing laws and regulations to Travlang.com relating to issues such as user privacy, pricing, advertising, taxation, gambling sweepstakes, promotions, content regulation, quality of products and services, and intellectual property owners' infringement can be unclear. In addition, we will also be subject to new laws and regulations directly applicable to our activities. Any existing or new legislation applicable to us could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and dampen the growth in use of the Web.

     Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might decide to regulate its transmissions or prosecute us for violations of their laws. We might unintentionally violate such laws as laws may be modified and new laws may be enacted in the future. Any such developments could have a material adverse effect on our business, operating results and financial condition.

FAILURE OF THE WEB INFRASTRUCTURE TO SUPPORT THE GROWTH OF THE ELECTRONIC MARKETPLACE COULD LIMIT THE GROWTH OF OUR TRAVLANG.COM BUSINESS.

     The Internet may not in the future be a viable commercial marketplace because of inadequate development of the necessary infrastructure, slow development of complementary products, including high speed modems, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or increased government regulation. To the extent that the Internet continues to experience significant growth in the number of users and the level of use, we cannot assure you that the Internet's infrastructure will continue to be able to support the demands placed on it by its users. If the necessary infrastructure of complementary products are not developed, our business may not grow and would likely suffer. Major online service providers and the Internet itself have experienced outages and other delays as a result of software and hardware failures and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our Travlang.com website.

WE MAY BE UNABLE TO OBTAIN MAXIMUM VALUE FOR OUR EQUITY POSITIONS IN OTHER COMPANIES.

     We have an equity position in one company. While we generally do not anticipate selling our equity interest, if we were to divest all or part of an equity position, we may not receive maximum value for this position. For companies with publicly traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those companies that do not have publicly-traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

OUR REVENUE FROM TRAVEL-RELATED SERVICES ON TRAVLANG.COM HAS DECREASED AS COMMISSIONS HAVE BEEN REDUCED AND THE RECENT REDUCTION IN TRAVEL DUE TO THE SEPTEMBER 11 TERRORIST ATTACKS.

Our travel related commissions rely on the health and growth of the travel industry and our travel suppliers. Travel is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. Since 1995, most airlines have substantially reduced the amount of commissions paid to travel agents for booking domestic and international flights. The airlines have both capped the total commissions paid per ticket and reduced the commissions rates per ticket payable to travel agents and may further reduce commissions in the future. In addition, other adverse trends or events that tend to reduce travel, such as the events of September 11, are likely to reduce our revenues. These may include: price escalation in the airline industry or other travel-related industries; increased occurrence of travel-related accidents; airline or other travel-related strikes; political instability; regional hostilities and terrorism, and bad weather.

                           FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus are forward-looking and may involve a number of risks and uncertainties. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from those contemplated by the statements. We caution you that these forward-looking statements are only predictions. We cannot assure you that the future results predicted, whether expressed or implied, will be achieved. The forward-looking statements are based on current expectations, and we are not obligated to update this information.

                                THE DISTRIBUTION

     Travlang, Inc. is undertaking this distribution as a result of the acquisition of Sec2Wireless, Inc. in March 2002. We believe that our business has developed in such a way so as to allow us to be a separate public company and that investors will be interested in owning our stock. The effect of this distribution will be to make us a public company.

SECURITIES TO BE DISTRIBUTED

     The distribution is for a total of 25,000,000 shares of our common stock.

     These shares represent all of our outstanding common stock. After the distribution, Travlang will own no shares of our common stock.

     No consideration will be paid by shareholders of Travlang nor will they be required to surrender or exchange shares of Travlang common stock or take any other action to receive shares of our common stock in the distribution.

     If you were a record owner of Travlang common stock as of the record date of March 13, 2002, your TL Global common stock will be registered in book-entry form in the records of our transfer agent. After the date of this prospectus, we will deliver certificates to you, upon your written request. If you own your Travlang common stock in street name, your TL Global common stock will be credited to your brokerage account. Contact your broker for more information.

     Stock certificates of affiliates of Travlang and TL Global, their officers, directors and principal shareholders will be legended in order to reflect restrictions on disposition required by securities laws, and appropriate stop-transfer instructions will be noted in respect to the shares with our transfer agent, Continental Stock Transfer & Trust Company.

DISTRIBUTION RATIO

     Travlang's shareholders participating in the distribution will receive one share of our common stock for every one share of Travlang common stock.

RECORD DATE

     The record date for the distribution was the close of business on March 13, 2002. A copy of this prospectus is being mailed to each Travlang shareholder of record as of the record date.

DISTRIBUTION DATE

     The distribution is expected to occur at the close of business on or about ___________, 2002, which is the distribution date. On or about the distribution date, the distribution agent will commence mailing account statement reflecting ownership of shares of our common stock to holders of Travlang common stock as of the close of business on the record date.

DISTRIBUTION AGENT; TRANSFER AGENT AND REGISTRAR

     Continental Stock Transfer & Trust Company will initially serve not only as the distribution agent for the distribution, but also the transfer agent and registrar for our common stock. The address of Continental Stock Transfer & Trust Company. is 17 Battery Place, 8th Floor, New York, New York 10004, and its telephone number is (212) 509-4000.

POSSIBLE STATE RESTRICTIONS ON SALES OF THE TL GLOBAL COMMON STOCK

     The distribution of our common stock and subsequent resales by our shareholders will be required to be undertaken in compliance with the laws of each jurisdiction in which these shareholders reside. Distribution of our shares of common stock will not be registered under the state securities laws of any jurisdiction in which the distribution is being made in reliance on exemptions provided under these laws. Shareholders receiving shares and desiring to resell or otherwise dispose of the shares and their broker-dealers will be required to establish the existence of a secondary trading exemption under the applicable state securities laws prior to any disposition. We recommend that shareholders provide these broker-dealers with a copy of this prospectus in conjunction with any contemplated sale of the shares of our common stock.

FEDERAL INCOME TAX CONSEQUENCES

     We believe that, although the distribution of our shares of common stock is referred to as a "spin-off" under federal securities laws, for federal income tax purposes it will be taxed as a dividend under Section 301 of the Internal Revenue Code. As a result, non-corporate shareholders could be required to report taxable gain or income based on the fair market value of our common shares on the date of distribution and corporate shareholders could be required to report taxable gain or income based on the lesser of the fair market value or the adjusted basis of our common shares on the date of the distribution. Since we will have minimal tangible assets and limited existing operations on the date of distribution, we believe that the fair market value of the shares on the record date will be limited for federal income tax purposes. Each shareholder may be required to report his or her allocable share of the fair market value as a taxable dividend. The shareholders' basis in our common shares received will be the taxable dividend realized on the distribution. We will send a statement at the end of year to the shareholders advising how many shares the shareholder received as a dividend. Shareholders are encouraged to consult with their own tax advisors regarding their tax situation.

                                 DIVIDEND POLICY

     We expect to retain all earnings generated by our operations for the development and growth of our business, and do not anticipate paying any cash dividends to our shareholders in the foreseeable future. The payment of future dividends on the common stock and the rate of the dividends, if any, will be determined by our board of directors in light of our earnings, financial condition, capital requirements and other factors.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

     The following analysis of our results of operations and financial condition of TL Global should be read in conjunction with the financial statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

     We acquired the assets of Travlang.com in January 2000 and the other assets during 2000 and 2001. Until the effective date of the distribution, we operated as a wholly-owned subsidiary of Travlang, Inc. In March 2002, Travlang acquired Sec2wireless, Inc. and decided to spin-off TL Global. TL Global assets include Travlang.com and other investments, including its ownership of TargitInteractive, Inc.

     The spin-off will be effected by a distribution to participating Travlang shareholders of record at the close of business on March 13, 2002. For each share of Travlang' common stock held on the record date, the holder will receive one share of TL Global common stock resulting in the issuance of a total of 25,000,000 shares of our common stock. The former shareholders of Sec2wireless, Inc. are not participating in the spin-off.

     As such, TL Global, Inc. represents a successor company of Travlang, Inc., the predecessor company, and all historical financial information and discussion presented in this managements discussion and analysis of financial condition and results of operations is that of Travlang, Inc.

     Our plans include developing efficiencies and generating additional revenue as a result of negotiating new deals with product suppliers, content licensees, advertisers and advertising agencies and by implementing and providing ecommerce and management services. We plan implement systems to facilitate wholesale and retail sales of software, reference materials, educational services and products, hardware devices, travel products and food products.

Going Concern.

     The accompanying condensed consolidated financial statements and financial information were prepared assuming that the Company will continue as a going concern. We have negative cash flows from our operations and an accumulated deficit that raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Additionally, our liquidity needs could exceed the amount of the Company's future ability to obtain equity financing. See "Liquidity and Capital Resources."

NINE MONTHS ENDING APRIL 30, 2002 COMPARED TO NINE MONTHS ENDED APRIL 30, 2001

     Net sales for the nine months ended April 30, 2002 decreased by $309,930 to $143,841 from $453,771 for the nine months ended April 30, 2001. The decrease is primarily due to terminated contracts to provide management fees to third parties and a decrease in advertising rates and revenues.

     Cost of goods sold for the nine months ended April 30 , 2002 decreased by $143,423 to $44,845 from $188,268 for the six months ended April 30 , 2001. The decrease in cost of sales was primarily due to a decrease in and elimination of advertising commissions.

     Gross profit for the nine months ended April 30, 2002 was $98,996 or 69% of net sales, compared to $265,503 or 59% of net sales for the nine months ended April 30, 2001.

     Depreciation and amortization for the nine months ended April 30, 2001 was $4,844 compared to $249,582 for the nine months ended April 30, 2001. The decrease was due to the early adoption of FAS 142, Goodwill and Other Intangible Assets, which discontinues the amortization of goodwill and instead requires periodic analysis for impairment . At April 30, 2002, TL did not find the goodwill to be impaired.

     General and administrative expenses were $210,659 for the nine months ended April 30, 2002, compared with $733,481 for the nine months ended April 30, 2001. The decrease in the general and administrative expenses was due to the assumption of substantially all of the general overhead expenses by MCG Partners, a related party that shares office space with TL. An agreement was executed on August 1, 2001 between the two parties, whereby Travlang agreed to reimburse MCG $2,500 per month for a portion of the shared office expenses. In the nine months ended April 30, 2002, TL had a non-cash charge of $273,433 for issuance of stock for compensation.

     TL's interest expense was $5,156 as compared with $102,006 for the nine months ended April 30, 2001. The decrease in interest expenses was primarily due to loans by related parties.

     TL incurred an investment impairment charge of $247,778 for the nine months ended April 30, 2002 as it determined to write down the value of its investments in Nucell, TGIT and SBN Wireless.

     As a result of the foregoing, the net loss for the nine months ended April 30, 2002 was $642,875 compared to a net loss of $1,500,088 for the nine months ended April 30, 2001.

YEAR ENDED JULY 31, 2001 COMPARED TO YEAR ENDED JULY 31, 2000

     Net sales for the fiscal year ended July 31, 2001 increased by $280,441 to $476,726 from $196,285 for the fiscal year ended July 31, 2000. The increase in sales resulted from management fees related to TargitMail.com and advertising, goods and services sold by Travlang.com.

     Cost of goods sold for the fiscal year ended July 31, 2001 increased by $135,613 to $190,450 from $54,837 for the fiscal year ended July 31, 2000. The increase in cost of sales primarily came from advertising related to the TargitMail agreement.

     Gross profit for the fiscal year ended July 31, 2001 was $286,275 or 60% of net sales, compared to $141,448 or 72% of net sales for the fiscal year ended July 31, 2000. The decrease in gross profit was due to the margins on the TargitMail agreement.

     General and administrative expenses were $1,365,674 for the fiscal year ended July 31, 2001, compared with $334,365 for the fiscal year ended July 31, 2000. The increase was primarily due to the write-off of receivables and other assets and an increase in consulting fees during the year. In the fiscal year ended July 31, 2001, Travlang had a non-cash charge of $1,110,743 for issuance of stock for compensation compared to $1,730,313 for fiscal 2000 as Travlang sought new opportunities and did not have cash available to pay fees.

     Pursuant to generally accepted accounting principles, management determined that the decline in the fair value of TargitInteractive, Inc., formerly GourmetMarket.com, and certain equities acquired from Silicon Ventures in 2000 was below their cost. Accordingly, during the fiscal year, Travlang recorded a non-cash impairment of investment charges aggregating approximately $1,108,731 to adjust the carry value of these investments to their estimated fair value.

     Travlang also realized a one-time gain of $112,563 for forgiveness of debt, as well as an increase of interest expense of $100,702 to $102,456 as a result of borrowings to sustain operations.

     As a result, Travlang had a loss of $3,890,732 or ($.30) per share in fiscal 2001, compared to a loss of $2,909,887 or ($.60) per share in fiscal 2000.

LIQUIDITY AND CAPITAL RESOURCES

     TL has limited expenditures in many areas, including discretionary expenditures; in order to focus our resources in what we believe are the most promising areas of our business. However, there can be no assurance that we will have sufficient funds to carry out these plans or to remain in business. Although TL has sufficient resources to carry out its business plan for the remainder of 2002, there can be no assurance that TL will be successful in meeting its long-term liquidity requirements. We have experienced a loss from operations in fiscal 2002. Additionally, our liquidity needs could exceed the amount of our future ability for equity financing.

     We may utilize cash derived from the sales of equity securities, debt securities or bank or other borrowings or a combination thereof as consideration in effecting future acquisitions, joint ventures or investments. stock, which has a current market value of approximately $50,000. To the extent that such additional shares are issued, dilution of the interests of the our shareholders will occur. We expect that if market conditions permit, we will be able to sell some of our TargitInteractive, Inc.

     At April 30, 2002, TL had cash and cash equivalents of approximately $8,493. Working capital was $197,313 primarily due to the deferred management fees of $157,885. There were no long-term liabilities. During the year ended July 31, 2001, Travlang used net cash for operations of $819,407 during 2001 as compared to $289,336 in 2000. This change in cash flows from operations was primarily due to the fact that there were additional employees and consultants during fiscal 2001 and operating and professional fees also increased with the level of operations. In August 2001, Travlang executed a convertible line of credit with MCG Partners to provide for up to $100,000 of cash. This line was converted to common stock prior to the Sec2Wireless transaction in March 2002. For the nine months ended April 30, 2002, TL used $67,444 of cash from operations. Cash flow from financing activities was $53,000, primarily from a $50,000 loan.

                                    BUSINESS

BACKGROUND

     In January 2000, Travlang entered into an acquisition agreement to by the assets of Travlang.com, a premier Internet foreign language web site. The terms of the purchase were 250,000 shares of Travlang common stock and $250,000 payable as follows:

o        $50,000 in cash on January 15, 2000,
o        $100,000 in cash on or before February 15, 2000, and
o        assumption of liabilities by Travlang.

     During 2000 and 2001, we also received an aggregate of 830,000 shares of TargitInteractive.com, Inc. through conversion of loans and equity purchases.

OUR BUSINESS

     Our core business is the Travlang.com. web site and related business. We acquired Travlang.com, a foreign language and travel Internet web site, in January 2000. TL Global also holds an equity position in TargitInteractive, Inc.
(TGIT).

     Travlang.com is a foreign language and travel website that offers foreign language and travel information, products and services through the Internet. Travlang.com was started by a physics professor at the University of California at Berkeley in 1994. It is recognized as a leader in providing free access to over 80 foreign language translation dictionaries to approximately 3 million visitors a month. Travlang.com's main source of revenue is from the sale of advertising on its site, and the sale of travel products, foreign language CD-ROMs, foreign language courses, electronic translators and other language learning products. Travlang.com also receives revenues in the form of commissions for travel reservations booked through the site.

     Travlang.com operates on the World Wide Web at www.travlang.com. With no marketing or advertising, Travlang serves over 9,000,000 pages per month and hosts approximately 3 million visitors per month, of which over 800,000 are unique. Travlang has achieved these high levels of traffic and diversity of audience due to the uniqueness of the content. The four main language content offerings are Travlang's Foreign Languages for Travelers, Travlang's Translating Dictionaries, Travlang's Word of the Day e-mail, and Travlang's downloadable vocabulary/dictionary files.

     According to the NUA Internet Surveys, the number of non-English Internet users is now growing at a faster rate than English language users. For the first time, the number of non-English language users is larger than English language users, and the gap will increasingly widen in the future. There is therefore an ever-increasing need for foreign language content and translation services. Most Internet language sites that exist now only offer a few languages, and most only help people to learn or translate to English, or to learn or translate from a particular language to English. The services that Travlang provides to visitors allows them to work with two languages, and neither one has to be English, as no knowledge of English is required.

     There are several ways Travlang obtains revenues:

     o    Advertising;

     o Content licensing fees, content usage fees, educational services, travel products and services;

     o    Commissions on the sale of language products and services.

     o    Fees generated for consulting and business services.

     Travlang has international products that can, for the most part, be delivered electronically, thereby having the ability to bypass shipping companies, customs, and taxing authorities.

     Language. Language resources currently available on Travlang include 80 foreign languages for Travelers with over 5,000 possible combinations and over 16,000 words/phrases, 12,000 of which have sound files. Travlang also offers 16 Translating Dictionaries with over 200 total translating dictionary combinations. Travlang sends out a word of the day e-mail to over 25,000 subscribers, with the subscriber base growing at rate of 1 to 1.5 per cent per month. The word of the day features a different word translated into 80 languages every weekday and e-mailed to subscribers in the languages of their choice. Through a third party, Travlang offers complete language immersion courses in 24 languages. Travlang.com earns commissions in excess of $4,000 a month for language learning products and services. There are over 50 Foreign Language Downloadable Dictionaries/Vocabulary files available on the website. In addition, there are links to free general and specific foreign language resources.

     Travel. Travlang's commission-based travel related services offers online travel booking for traditional travel services. Travlang offers extensive TL travel guides for international locations including regions, countries and cities. The guides are designed for both business travelers and tourists. Travlang also has links to free general and specific travel resources. In addition, Travlang offers downloadable travel guides for PDAs.

     Travlang Store. The Travlang store sells travel aids and foreign language training and translation products. Products available in the store include travel/health aids, discounted luggage, software, phone calling cards, credit cards and textbooks. In addition, the Travlang store has a comprehensive offering of foreign language products for over 900 languages. Some of these language products include: dictionaries, encyclopedias, movies/videos, fonts, handhelds, translation software, keyboards, K-12 learning, localized products, ESL, religious materials, spelling checkers, translations, transliterations, tutorials and word processing.

     Other Services. Travlang also offers foreign currency converters in the world's major currencies; Travlang International Event calendars; Travlang chat services, which facilitate real time chatting between visitors from all over the world; Travlang message boards, where our visitors can post and read messages; Travlang Language Atlas, which lists all countries and all the languages spoken in each country; Travlang International Driving Information; and a Travlang site search facility.

CURRENT SITE STATISTICS

     Page views for Travlang have increased from 4.5 million in 1996 to over 100 million in 2001. Total visitors have increased from 2.4 million in 1996 to over 30 million in 2001. One third of the visitors are unique. Total requests (hits) are over 500 million in 2001, up from 41 million in 1996 and 350 million in 2000.

     Other Holdings.

     At April 1, 2002 TL Global had an equity position in TargitInteractive, Inc.TargitInteractive, Inc. (OTC: BB: TGIT) is a publicly traded interactive marketing services provider or IMSP. TargitInteractive provides unique technologies for interactive marketing solutions and features proprietary technology for the delivery of rich media marketing messages deliverable on two platforms:

I.       to desktops/laptops using its Instant Windows platform or
II.      to email.

     TargitInteractive's technologies enable the delivery of rich media marketing messages to multiple platforms including email, desktop screen and wireless devices. Marketing messages can be in any format from text, audio, pictorial, video and animation using HTML, FLASH and streaming media. Anything that can be broadcast on the Internet can be delivered on one of

TargitInteractive's platforms. Marketing messages can be broadcast to either captive or proprietary databases or shared databases. Presently TargitInteractive maintains over 27 million names and rich profiles in its unified database through relationships with select database partners. The customer base is concentrated in three major industry groups: consumer packaged goods, entertainment and automotive. TL Global owns 830,000 shares, or less than 5% of TargitInteractive.

MANAGEMENT SERVICES

     We intend to provide management and consulting services to selected companies. In some of these companies, we will have an equity interest, either by making a cash investment or as payment for services. In some of the other companies for which we provide services, we will be paid in cash. Services may be provided by current employees, new employees or consultants hired on a contract basis. We do not currently have agreements to provide services to any companies.

GOVERNMENT REGULATION

     We are not subject to any material government regulation.

COMPETITION

     Travlang.com's competitors include foreign language learning sites; language translation services; travel sites; foreign language retailers, and management services providers.

     There are numerous competitors to our management services business, including large firms and individual consultants.

     Many of our current and potential competitors have greater name recognition, longer operating histories and significantly greater financial, technical, marketing, public relations, sales, distribution and other resources than we do.

LEGAL PROCEEDINGS:

         WE ARE NOT A PARTY TO ANY LEGAL PROCEEDINGS.

EMPLOYEES

     As of June 1, 2002, we employed two part-time persons, our president and one support person. We believe our relations with our employees are generally good and we have no collective bargaining agreements with any labor unions.

PROPERTIES

     We maintain our executive offices within the leased premises of MCG Partners consisting of approximately 1,500 square feet located at 7000 W. Palmetto Park Road, Suite 501, Boca Raton, Florida 33433. The lease requires us to pay approximately $2,500 per month and terminates in November 2002 subject to MCG's option to renew the lease for three one-year renewal periods.

                                   MANAGEMENT

     The following table sets forth the names and ages of our directors and executive officers:

Name                          Age             Position
----                          ---             --------
Howard Brummer                52              President, CEO, Director
Neil Swartz                   40              Chairman, Director
Bruce Hausman                 71              Director

     HOWARD BRUMMER has served as our President and Chief Executive Officer since March 2001. He has been the site director of Travlang.com since September 2000, and handles business development, advertising, licensing, and technical management. Prior to coming to TL Global, he was a partner in Currents Communications, a print and electronic publishing and consulting company in Pompano Beach, Florida. Mr. Brummer attended Indiana University where he majored in mathematics. He worked as an analyst with the United States Government Department of Labor for two years, and then served 14 years as the Senior Information Services Executive with Simon Properties, Inc., Indianapolis, Indiana, the nation's largest commercial real estate development and management company. He was Executive Vice president of Romulus Productions, Inc. for two years, where he developed, published and distributed CD-ROMs.

     NEIL SWARTZ has been a director since December 2001. Mr. Swartz began his career as a CPA with Arthur Andersen and Peat Marwick and subsequently left the public accounting arena in 1987 to form an accounting leasing firm, where he served as President and Chief Executive Officer until its sale in 1991. From 1990 through 1997 Swartz was the Chief Executive Officer of MicroLeague Multimedia, Inc., a software company, which grew under his leadership from a one-product company to one with over 30 different in-house or acquired products. He took the company public in 1996 on the Nasdaq SmallCap market. In 1998 Swartz co-founded and is chairman of MCG Partners, a non-traditional merchant banker that provides financial services in areas including mergers, divestitures, bridge loans, acquisitions, capital formation, leveraged buyouts, and off-balance sheet financing. He also served as Chief Executive Officer of Travlang from November 1999 to February 2001. Mr. Swartz is a director of Action Products International, Inc., a Nasdaq-listed toy company. He is a CPA, and received his B.S. degree in accounting from Northeastern University.

     BRUCE HAUSMAN has been a director since December 2001. Mr. Hausman received his B.A. in Economics from Brown University in 1951, his Master of Science from Columbia University School of Business in 1952, and his J.D. from New York Law School in 1979. He was President and CEO of Travlang from 1995 to 1999 and a director from 1995 to February 2002. He served as Principal Executive Officer for Belding Heminway Company, Inc., a textile manufacturer and distributor from May 1992 to July 1993. From 1988 to 1992 he was Senior Vice President of Belding Heminway. Previously, he was a director of Plastigone Technologies, Inc., a biodegradable plastics manufacturing company from 1992 to 1997, and was a director of Circa Pharmaceuticals from 1990 to 1995. Hausman serves as an honorary trustee of Beth Israel Medical Center in New York, and an honorary trustee of the Schnurmacher Nursing Home, a division of Beth Israel Medical Center, and was formerly chairman of its quality assurance committee.

     All directors hold office until the next meeting of our shareholders and until their successors are elected and qualified. Officers hold office until the first meeting of directors following the meeting of shareholders and until their successors are elected and qualified subject to earlier removal by the board of directors. No member of management serves in any capacity with Travlang.

CASH COMPENSATION

     The following table shows, for each of the years ended July 31, the cash and other compensation paid by us to Howard Brummer, our president and chief executive officer. Based on the difficulty of allocating the amounts, compensation includes those payments received from Travlang.

                           SUMMARY COMPENSATION TABLE

Name and Principal                                                        Other Annual          All Other
Position                    Year      Salary           Bonus              Compensation          Compensation
------------------------------------------------------------------------------------------------------------
Howard Brummer              2001      $90,000           $-0-                  $-0-                  $-0-
President, CEO
Neil Swartz                 2000      $75,000           $-0-                  $-0-                  $-0-

                              EMPLOYMENT AGREEMENTS

     There are no employment agreements. Howard Brummer is paid annual compensation of $90,000, which is paid in equal monthly installments.

                              CERTAIN TRANSACTIONS

     We have assumed the agreements and obligations of Travlang described below.

     In April 2001, Travlang retained the services of MCG Partners, Inc., a merchant-banking firm, to provide corporate finance and management services. Prior to that time, MCG had been providing services on a monthly basis. During fiscal 2001, Travlang paid MCG $590 in management fees and has $29,410 of accrued management fees payable and $17,395 of other expenses payable. MCG Partners and its shareholder Neil Swartz own approximately 44.3% of the outstanding common stock. In February 2001, Quartz Capital, an affiliate of Mr. Swartz, forgave a $100,000 note owed to Quartz capital by Travlang. Quartz also cancelled outstanding warrants held by it. In August 2001, MCG executed a $100,000 revolving convertible note pursuant to which it was to make up to $100,000 available to Travlang. This was converted to common stock prior to the Sec2Wireless transaction in March 2002. As consideration for the note, Travlang issued MCG 1,500,000 shares of common stock.

     Travlang had invested in approximately $491,000 of convertible bridge notes of GourmetMarket.com, Inc. In January 2001, GourmetMarket.com ceased active operations. Due to the possibility that Travlang would not recover the full value of these notes, Travlang wrote down the carrying value of the notes to $121,000, which reflects the estimated value of the underlying common stock if the notes were converted. In April 2001, the Company agreed to convert its approximately $601,000 of promissory notes and accounts receivable into 24,000,000 shares of GourmetMarket.com common stock. As a result of the conversion of the notes, Travlang's ownership increased from approximately 2.5% to 40% of GourmetMarket.com common stock at April 30, 2001. After the completion of two acquisitions, Travlang's ownership at January 31, 2002 was 830,000 shares, or less than 5%. At January 31, 2002, Travlang's total investment in GourmetMarket.com was $189,278. As a result of the write-down, there was a charge of $364,249 in the year ended July 31, 2001 relating to these notes.

     Effective January 1, 2001, Travlang entered into an agreement with TargitMail to provide professional and management fees for the period from January 1, 2001 through April 30, 2001 for a fee of $300,000. These services primarily were management services provided by Travlang employees while assuming interim executive roles at TargitMail. Payment for the services is to be in the form of email marketing/ advertising. This agreement is expected to be extended, and all such advertising will be used prior to April 30, 2002. This agreement resulted in management fees of $300,000 for the year ended July 31, 2001. In May 2001, TargitMail was acquired by TargitInteractive, Inc., formerly GourmetMarket.com.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of March 13 2002, the record date for the distribution, information known to us relating to the beneficial ownership of shares of common stock as if the distribution had occurred by:

     o each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;

     o    each director;

     o    each executive officer; and

     o    all executive officers and directors as a group.

     Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 7000 W. Palmetto Park Road, Suite 501, Boca Raton, Florida 33433. We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.


                                                     Amount and Nature of Beneficial
      Name and Address of Beneficial Owner                      Ownership                Percentage of Outstanding Shares
      ------------------------------------                      ---------                --------------------------------

Neil Swartz                                                    11,066,506 (1)                        44.3%
Bruce Hausman                                                  446,000                               1.8%
Howard Brummer                                                 300,000                               1.2%
J. Eric Kirkland
1040 4th Street Unit 404
Santa Monica, California 90403                                 1,293,471                             5.2%
KMS Family Partnership (2)                                     3,000,000                             12.0%
C. Lawrence Rutstin                                            1,942,882 (3)                         7.8%
All executive officers and directors as a  group               11,812,506                            47.3%
(three persons)

---------------

(1) Includes (i) Mr. Swartz' interest in 10,766,000 shares of Common Stock held by MCG Partners, Inc., of which Mr. Swartz is the Chairman and Sole Stockholder, and (ii) 300,506 shares of Common Stock held by Mr. Swartz directly. Does not include shares that may be issued upon conversion of an outstanding convertible bridge note with MCG Partners.

(2) The General Partner of KMS Family Partnership is KMS Family Corporation, of which Mark Swartz is the President. Mark Swartz is Neil Swartz' brother.

(3) Includes 1,718,212 shares of Common Stock held by Mr. Rutstin in his name and 224,620 shares beneficially owned jointly by Mr. Rutstin and his wife.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     Our articles of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $.001 per share. Upon completion of the distribution, there will be 25,000,000 shares of common stock issued and outstanding.

     Holders of common stock are entitled to receive dividends as may be declared by our board of directors from funds legally available for these dividends. Upon liquidation, holders of shares of common stock are entitled to a pro rata share in any distribution available to holders of common stock. The holders of common stock have one vote per share on each matter to be voted on by shareholders, but are not entitled to vote cumulatively. Holders of common stock have no preemptive rights. All of the outstanding shares of common stock are, and all of the shares of common stock to be issued in connection with this offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK

     Our articles of incorporation authorizes our board of directors, without shareholder approval, to issue up to 10,000,000 shares of preferred stock, par value $.001 per share, to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. Upon completion of this offering, no shares of preferred stock will be outstanding.

     If issued, the preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

TRANSFER AGENT

     The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor, New York, New York 10004.

CERTAIN MARKET INFORMATION

     There has been no market for our common stock prior to this offering. At best, only a limited market is expected to develop for our common stock. Because of this limited market, the price of our common stock after the distribution may fluctuate widely. We expect our common stock to be traded on the OTC Bulletin Board and we cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

     As of the date of this prospectus, 100 shares of our common stock are outstanding. These shares are held by Travlang, Inc. and will be cancelled on the distribution date. Of the shares to be distributed under the registration statement of which this prospectus is a part, 14,812,506 shares will be "restricted securities," as this term is defined under the Securities Act since they will be owned by affiliates.

     In general, Rule 144 permits a shareholder who has beneficially owned restricted shares of for at least one year to sell without registration, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or, if the common stock is quoted on The Nasdaq Stock Market or an exchange, the average weekly trading volume over a defined period of time, assuming compliance by the issuer with the reporting requirements of Rule 144. If the restricted shares of common stock are held for at least two years by a person not affiliated with the issuer, in general, a person who is not an executive officer, director or principal shareholder of the issuer during the three-month period prior to resale, the restricted shares can be sold without any volume limitation. Any sales of shares by shareholders under Rule 144 may have a depressive effect on the price of an issuer's common stock.

SPECIAL CONSIDERATIONS RELATED TO PENNY STOCKS

         Assuming a trading market for our common shares develops, we anticipate that for the immediate future our shares will become subject to the penny stock rules under the Securities Exchange Act of 1934. We will continue to be subject to these rules until the price of our stock exceeds $5.00, or we maintain minimum tangible net worth of at least $2,000,000 or average revenues of $6,000,000.

         The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. This document provides information about penny stocks and the risks in the penny stock market. The broker-dealers must also provide the customer the following:

     o    current bid and offer quotations for the penny stock,

     o the compensation of the broker-dealer and its salesperson in the transaction, and

     o monthly account statements showing the market value of each penny stock held in the customer's account.

     The broker dealer must give the quotations and compensation information to the customer, orally or in writing, prior to completing the transaction. They must give this information to the customer, in writing, before or with the customer's confirmation.

     In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker and/or dealer must receive the purchaser's written agreement to the transaction. These disclosure requirements may reduce the level of purchases in our common stock and trading activity in the secondary market for our common stock. If our common stock becomes subject to the penny stock rules, it will be more difficult for you to sell the common stock. This may reduce the value of your shares.

                                  LEGAL MATTERS

     Sachs, Sax & Klein, P.A., will opine as to the validity of the common stock offered by this prospectus and legal matters for us.

                                     EXPERTS

     The financial statements as of July 31, 2001 have been included in the registration statement in reliance upon the report of Daszkal Bolton LLP, independent certified public accountants, appearing in the registration statement, and upon the authority of this firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form SB-2 which can be read and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus is part of that registration statement. Information about the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The registration statement is also available to the public from commercial document retrieval services, or via EDGAR on the SEC's web site at www.sec.gov.

     Before the date of this prospectus we have not been required to file reports with the SEC under the Securities Exchange Act of 1934. Upon effectiveness of the registration statement, we will begin filing quarterly, annual and other reports with the SEC. These reports will be available from commercial document retrieval services or via EDGAR. We intend to furnish our shareholders with annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may choose to provide, or as we are required by law.

                                 TL Global, INC.

                         Index for Financial Statements


Report of Independent Certified Public Accountants .......................   F-2

Financial Statements:

  Balance Sheet
          July 31, 2001....................................................F-3-4
  Statements of Operations
          For the Years Ended July 31, 2001 and 2000.........................F-5
  Statement of Changes in Stockholders' Equity
          For the Years Ended July 31, 2001 and 2000.........................F-6
  Statements of Cash Flows
          For the Years Ended July 31, 2001 and 2000.........................F-7

Notes to Financial Statements.............................................F-8-16

  Balance Sheet (Unaudited)
          April 30, 2002....................................................F-17
  Statements of Operations (Unaudited)
          For the Nine Months Ended April 30, 2002 and 2001.................F-18
  Statements of Cash Flows (Unaudited)
          For the Nine Months Ended April 301, 2002 and 2001................F-19

Notes to Financial Statements............................................F-20-22

                       Daszkal Bolton Manela Devlin & Co.
                          CERTIFIED PUBLIC ACCOUNTANTS
                          ----------------------------
                   A PARTNERSHIP OF PROFESSIONAL ASSOCIATIONS

       2401 N.W. BOCA RATON BOULEVARD, SUITE 100 BOCA RATON, FLORIDA 33431
                   TELEPHONE (561) 367-1040 FAX (561) 750-3236

JEFFREY A. BOLTON, CPA, P.A.               MEMBER   OF  THE   AMERICAN INSTITUTE
MICHAEL I. DASZKAL, CPA, P.A.                    OF CERTIFIED PUBLIC ACCOUNTANTS
ROBERT A. MANELA, CPA, P.A.
TIMOTHY R. DEVLIN. CPA, P.A.
MICHAEL S. KRIDEL, CPA, P.A.



                          INDEPENDENT AUDITOR'S REPORT


To The Board of Directors and Stockholders
Travlang, Inc. and subsidiaries


We have audited the accompanying consolidated balance sheet of Travlang, Inc. and subsidiaries as of July 31, 2001 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended July 31, 2001 and 2000. These consolidated financial statements are the responsibility of the management of Travlang, Inc., and subsidiaries. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Travlang, Inc. and subsidiaries as of July 31, 2001 and 2000 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and had negative cash flows from operations which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are also described in the Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ DASZKAL BOLTON MANELA DEVLIN & CO.


Boca Raton, Florida
October 23, 2001

TRAVLANG, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
AS OF JULY 31, 2001
================================================================================


                                     ASSETS
                                     ------

                                                                   2001
                                                                 --------
Current assets:
   Cash and cash equivalents                                     $ 14,837
   Accounts receivable, net                                        27,831
   Deferred advertising                                           157,885
                                                                 --------
           Total current assets                                   200,553
                                                                 --------

Property and equipment, net                                        13,887
                                                                 --------

Other assets:
   Notes receivable, related party                                 10,000
   Investment in common stock                                     110,000
   Investment in marketable securities                            189,278
   Deposits                                                         3,000
   Goodwill, net                                                  177,750
                                                                 --------
           Total other assets                                     490,028
                                                                 --------

           Total assets                                          $704,468
                                                                 ========













                 See accompanying notes to financial statements.

TRAVLANG, INC.
CONSOLIDATED BALANCE SHEET
AS OF JULY 31, 2001
================================================================================


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

                                                                     2001
                                                                 ------------
Current liabilities:
   Accounts payable                                              $     17,310
   Accrued expenses                                                    38,221
   Loans payable, related parties                                      11,562
                                                                 ------------
           Total current liabilities                                   67,093
                                                                 ------------

Long term notes payable                                                15,000
                                                                 ------------

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $1.00 par value, 5,000,000 shares
     authorized, -0- shares issued and outstanding                         --
   Common stock, $0.01 par value, 50,000,000 shares
     authorized, 13,161,933 shares issued and outstanding             131,619
   Additional paid in capital                                      15,386,645
   Accumulated deficit                                            (14,799,456)
   Subscription receivable                                            (96,433)
                                                                 ------------
           Total stockholders' equity                                 622,375
                                                                 ------------

           Total liabilities and stockholders' equity            $    704,468
                                                                 ============







                 See accompanying notes to financial statements.

TRAVLANG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JULY 31, 2001 AND 2000
================================================================================


                                                  2001                 2000
                                              ------------         ------------
Revenues, net                                 $    476,726         $    196,285

Cost of goods sold                                 190,450               54,837
                                              ------------         ------------

Gross profit                                       286,276              141,448
                                              ------------         ------------

Operating expenses:
   General and administrative expenses           1,365,675              334,365
   Depreciation and amortization                   333,315              193,429
   Impairment of goodwill                          290,931                   --
   Stock compensation for services               1,110,743            1,730,313
                                              ------------         ------------
       Total operating expenses                  3,100,664            2,258,107
                                              ------------         ------------

Other income (expense):
   Impairment of investment                     (1,108,731)            (808,076)
   Interest expense                               (102,456)              (1,754)
   Miscellaneous expense                              (250)              (3,660)
   Interest income                                  22,312               16,666
   Forgiveness of debt                             112,563                   --
   Miscellaneous income                                218                3,596
                                              ------------         ------------
       Total other income (expense)             (1,076,344)            (793,228)
                                              ------------         ------------

Net loss                                      $ (3,890,732)        $ (2,909,887)
                                              ============         ============




Basic and diluted loss per share              $      (0.30)        $      (0.60)
                                              ============         ============

Weighted average shares outstanding             11,771,719            4,883,512
                                              ============         ============








                 See accompanying notes to financial statements.

TRAVLANG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED JULY 31, 2001 AND 2000
================================================================================

                                                     Series A Preferred Stock             Common Stock           Additional
                                                  --------------------------------  ------------------------      Paid-In
                                                     Shares         Par Value        Shares        Par Value       Capital
                                                  ------------     -----------    ------------   ------------   ------------
Balance, July 31, 1999                                  80,000    $     80,000         374,663   $      3,747   $  7,807,949
Issuance of preferred stock                             15,000          15,000              --             --         45,000
Conversion of preferred stock                          (95,000)        (95,000)      1,900,000         19,000         76,000
Private placement                                           --              --       2,300,000         23,000      1,127,000
Private placement expense                                   --              --              --             --           (835)
Issuance of common stock for acquisition                    --              --         250,000          2,500        740,000
Issuance of common stock for GMC stock                      --              --         500,000          5,000        313,750
Issuance of common stock for acquisition                    --              --       3,010,975         30,110      1,649,322
Issuance of common stock for services                       --              --       2,300,000         23,000      1,317,500
Issuance of common stock for conversion
  of note payable                                           --              --          52,054            520         25,506
Issuance of warrants for debt                               --              --              --             --        118,750
Issuance of options to non-employee                         --              --              --             --        681,474
Issuance of common stock for settlement of debt             --              --           1,000             10          3,636
Unrealized gains on marketable securities                   --              --              --             --             --
Net loss, July 31, 2000                                     --              --              --             --             --
                                                  ------------    ------------    ------------   ------------   ------------
Balance, July 31, 2000                                      --              --      10,688,692        106,887     13,905,052
                                                  ------------    ------------    ------------   ------------   ------------
Issuance of stock in private placement                      --              --         991,241          9,912        676,256
Issuance of common stock for services                       --              --       1,482,000         14,820        752,810
Issuance of options to non-employee                         --              --              --         52,527             --
Unrealized loss on marketable securities                    --              --              --             --             --
Net loss, July 31, 2001                                     --              --              --             --             --
                                                  ------------    ------------    ------------   ------------   ------------
Balance, July 31, 2001                                      --    $         --      13,161,933   $    131,619   $ 15,386,645
                                                  ============    ============    ============   ============   ============


[RESTUBBED TABLE]

                                                                                  Accumulated
                                                                                     Other
                                                   Accumulated    Subscription    Comprehensive
                                                     Deficit       Receivable        Income            Total
                                                  ------------    ------------    ------------    ------------
Balance, July 31, 1999                            $ (7,998,837)   $         --    $         --    $   (107,141)
Issuance of preferred stock                                 --              --              --          60,000
Conversion of preferred stock                               --              --              --              --
Private placement                                           --              --              --       1,150,000
Private placement expense                                   --              --              --            (835)
Issuance of common stock for acquisition                    --              --              --         742,500
Issuance of common stock for GMC stock                      --              --              --         318,750
Issuance of common stock for acquisition                    --              --              --       1,679,432
Issuance of common stock for services                       --              --              --       1,340,500
Issuance of common stock for conversion
  of note payable                                           --              --              --          26,026
Issuance of warrants for debt                               --              --              --         118,750
Issuance of options to non-employee                         --              --              --         681,474
Issuance of common stock for settlement of debt             --              --              --           3,646
Unrealized gains on marketable securities                   --              --         146,094         146,094
Net loss, July 31, 2000                             (2,909,887)             --              --      (2,909,887)
                                                  ------------    ------------    ------------    ------------
Balance, July 31, 2000                             (10,908,724)             --         146,094       3,249,309
                                                  ------------    ------------    ------------    ------------
Issuance of stock in private placement                      --              --              --         686,168
Issuance of common stock for services                       --         (96,433)             --         671,197
Issuance of options to non-employee                         --              --              --          52,527
Unrealized loss on marketable securities                    --              --        (146,094)       (146,094)
Net loss, July 31, 2001                             (3,890,732)             --              --      (3,890,732)
                                                  ------------    ------------    ------------    ------------
Balance, July 31, 2001                            $(14,799,456)   $    (96,433)   $         --    $    622,375
                                                  ============    ============    ============    ============

                 See accompanying notes to financial statements.

TRAVLANG, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JULY 31, 2001 AND 2000
================================================================================


                                                         2001          2000
                                                     -----------    -----------
Cash flows from operating activities:
  Net loss                                           $(3,890,732)   $(2,909,887)
  Adjustments to reconcile net loss to
    net cash used by operating activities:
     Depreciation and amortization                       333,315        193,429
     Common stock and options issued for services      1,110,743      1,730,313
     Impairment loss of investment in securities       1,108,731        808,076
     Impairment loss of goodwill                         290,931             --
     Bad debt expense                                    540,926             --
     Forgiveness of debt                                (112,563)            --
     Fixed assets received as payment                     (2,000)            --
     Deferred revenue                                    (17,044)       (45,456)
     Management fee revenue                             (300,000)            --
     Advertising expense                                 142,115             --
     Notes receivable related party                      120,998             --
     Investment in securities                           (140,402)            --
  Changes in operating assets and liabilities,
    net of effects from acquisitions:
     (Increase) decrease in:
       Accounts receivables                              (88,775)       (60,996)
       Deposits                                               --         (3,000)
       Prepaid expenses                                   27,812         (4,421)
     Increase (decrease) in:
       Accounts payable                                    4,260        (10,988)
       Due to related party                               11,562             --
       Notes payable                                      (2,500)            --
       Accrued expenses                                   40,716         13,595
                                                     -----------    -----------
Net cash used in operating activities                   (819,407)      (289,335)
                                                     -----------    -----------

Cash flows from investing activities:
  Cash paid in acquisitions                                   --       (250,000)
  Purchase of investment                                      --        (15,000)
  Increase in notes receivable - related party          (111,000)      (441,484)
  Purchases of property and equipment                     (5,405)        (9,407)
                                                     -----------    -----------
Net cash used in investing activities                   (116,405)      (715,891)
                                                     -----------    -----------

Cash flows from financing activities:
  Common stock issued for cash                           688,950      1,150,000
  Costs of issuance of common stock                       (2,781)          (835)
  Proceeds from loans payable                                 --        270,527
  Payments on loans payable                              (12,500)      (138,027)
                                                     -----------    -----------
Net cash provided by financing activities                673,669      1,281,665
                                                     -----------    -----------

Net increase (decrease) in cash                         (262,143)       276,439
Cash at beginning of year                                276,980            541
                                                     -----------    -----------
Cash at end of year                                  $    14,837    $   276,980
                                                     ===========    ===========

                 See accompanying notes to financial statements.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS
-------------------------------------------------

Description of Company
----------------------

Travlang, Inc. (formerly iiGroup, Inc.) is a publicly traded technology company whose core business is in its wholly owned subsidiary, Travlang.com. Travlang.com, a foreign language and travel website, was acquired by iiGroup, Inc. in January 2000. Travlang.com offers foreign language and travel information, products and services through the Internet. Travlang, Inc. also holds equity positions in several other companies as described in Note 5 below. The name of the Company was changed on April 23, 2001 to reflect the Company's decision to focus on Travlang.com.

When we use the terms "Travlang", the "Company", "we" or "us" or other similar terms, we mean Travlang, Inc., and any predecessor company, and each of our subsidiaries and affiliated companies unless otherwise specified or described.


NOTE 2 - MANAGEMENT'S PLANS AND ISSUES AFFECTING LIQUIDITY
----------------------------------------------------------

The Company's financial statements have been prepared assuming that the Company will continue as a going concern. The Company has sustained losses since inception and generated minimal revenue. In addition, the Company has negative cash flow from operations of approximately $819,000 during the year ended July 31, 2001.

The Company has been in negotiations for additional venues to promote its current travel operations, however there is no guarantee that these discussions will develop into additional revenues. The Company plans to liquidate some of its investments to supplement its current cash flow.

There is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Cash and Cash Equivalents
-------------------------

For purposes of the statement of cash flows, the Company considers all cash and other demand deposits to be cash and cash equivalents. As of July 31, 2001, the Company had no cash equivalents.

Property and Equipment
----------------------

Property and equipment are stated at cost and are being depreciated using the straight-line method over estimated useful lives of three to five years.

Available-for-Sale Marketable Securities
----------------------------------------

The Company classified its marketable equity securities as available-for-sale and they are carried at fair market value, less impairment allowances, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in shareholders' equity.

The fair value of substantially all securities is determined by quoted market prices. The estimated fair value of securities for which there are no quoted market prices is based on similar types of securities that are traded in the market. Gains or losses on securities sold are based on the specific identification method.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Impairment of Goodwill
----------------------

The Company follows the provisions of APB No. 17, Intangible Assets, which applies to goodwill that is not associated with identifiable intangible assets. APB No. 17 requires periodic evaluations of the amortization period assigned to goodwill. Goodwill is being amortized using the straight-line method over three years. The future undiscounted cash flows expected to result from the use of the asset are periodically reviewed for recoverability. An impairment loss is the amount by which the carrying amount of an asset exceeds the fair value of the asset. The carrying amount of the goodwill was reduced by the estimated shortfall of cash flows and was recorded as impairment loss of $290,391.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Travlang.com, Inc. ("Travlang") and Silicon Ventures, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue Recognition
-------------------

Management consulting fees, which have been provided to related parties, are recognized as incurred over the terms of the consulting agreements.

Fees generated from advertising appearing on the Company's websites and from advertising and channel presets included in the Company's products are recognized as revenue over the terms of the contracts. The Company may guarantee a minimum number of page impressions on the Company's websites for a specified period, click-throughs or other specified criteria. To the extent these guarantees are not met, the Company defers recognition of the corresponding revenues until guaranteed delivery levels are achieved.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Stock Compensation
------------------

The Company has adopted Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation." SFAS 123 encourages the use of a fair-value-based method of accounting for stock-based awards under which the fair value of stock options is determined on the date of grant and expensed over the vesting period. Under SFAS 123, companies may, however, measure compensation costs of those plans using the methods prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees." Companies that apply APB No. 25 are required to include pro forma disclosures of net earnings and earnings per share as if the fair-value-based method of accounting had been applied. The Company elected for such plans under the provisions of APB No. 25.

Advertising
-----------

The Company accounts for its advertising expense in accordance with SOP 93-7, Reporting on Advertising Costs, which requires advertising costs to be expensed as incurred or at the time of first showing. The advertising costs incurred for the years ended July 31, 2001 and 2000 were $148,725 and $36,858, respectively.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued
--------------------------------------------------------------

Basic and Diluted Loss Per Share
--------------------------------

Basic and diluted loss per common share is computed pursuant to SFAS No. 128, Earnings Per Share. Basic and diluted loss per share is calculated based on the weighted average shares outstanding during the period. Potential common shares relating to outstanding options and warrants have not been included in the computation of diluted loss per share as their effect is anti-dilutive for all periods presented.

New Accounting Pronouncements
-----------------------------

On June 29, 2001, the Financial Accounting Standards Board unanimously approved the issuance of Statements of Financial Accounting Standards No. 141, Business Combinations (Statement 141), and No. 142, Goodwill and Other Intangible Assets (Statement 142). Statement 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. Statement 141 changes the criteria to recognize intangible assets apart from goodwill. The requirements of Statement 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001.

Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Identifiable intangible assets will continue to be amortized over their estimated useful lives. Early adoption is permitted for companies with fiscal years beginning after March 15, 2001, provided that their first quarter financial statements have not been issued. The Company plans to early adopt Statement 142 beginning August 1, 2001.


NOTE 4 - CONCENTRATION OF CREDIT RISK
-------------------------------------

The Company maintains its cash with one financial institution. At times, deposits may exceed federally insured limits. The Federal Deposit Insurance Corporation (FDIC) guarantees accounts up to $100,000. At July 31, 2001, the Company's cash was not in excess of FDIC insured limits. The Company has not experienced any losses in such accounts.


NOTE 5 - ALLOWANCE FOR DOUBTFUL ACCOUNTS
----------------------------------------

Accounts receivable are recorded net of an allowance for doubtful accounts of $9,224 and $858 at July 31, 2001 and 2000, respectively.


NOTE 6 - DEFERRED ADVERTISING
-----------------------------

In January 2001, the Company entered into an agreement with Global Technology Marketing International, Inc. d/b/a TargitMail.com to provide management fees for a four-month period. Subsequently, the Company agreed to accept e-mail marketing and advertising rights as consideration for the fees outstanding under the agreement. The rights to use the advertising expire November 30, 2001. The Company has included $300,000 of management fee income in revenue and $142,115 in advertising expense related to the agreement. At July 31, 2001, the Company had $157,885 of advertising right available.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 7- PROPERTY AND EQUIPMENT
------------------------------

Property and equipment consisted of the following at July 31, 2001:


                                              Useful Lives
                                             ---------------

           Furniture and fixtures                   5               $  6,260
           Computer equipment                       3                 10,552
                                                                    --------
                                                                      16,812
           Less accumulated depreciation                              (2,925)
                                                                    --------
                 Property and equipment, net                        $ 13,887
                                                                    ========


Depreciation expense for the years ended July 31, 2001 and 2000 was $2,482 and $443, respectively.


NOTE 8 - AVAILABLE-FOR-SALE SECURITIES
--------------------------------------

Available-for-sale securities consist of the following at July 31, 2001:


                                 Amortized   Gross Unrealized    Estimated
                                   Cost       Gains (Losses)     Fair Value
                                ---------     -------------      ----------
TargitInteractive equity
   securities                   $  189,278    $          --      $  189,278


The change in net unrealized holding gain on available-for-sale securities in the amount of $146,094 and $724,881 in unrealized holding losses incurred in fiscal year 2001, have been charged to Impairment on securities expense for the year ended July 31, 2001. The Company also recorded an impairment loss for its investment in common stock of $529,944, for an aggregate impairment loss of $1,108,731.


NOTE 9 - FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------

The carrying value of cash, accounts receivable, loans receivable, accounts payable and notes payable approximates fair value.


NOTE 10 - GOODWILL
------------------

Goodwill represents the purchase price and transaction costs associated with the acquisition of Travlang.com in excess of the estimated fair value of the net assets of the business. Goodwill is being amortized on a straight-line basis over three years. As of July 31,2001, the Company recorded a $290,931 impairment charge to reflect the fair value of goodwill based on discounted future cash flows. Accumulated amortization was $523,819 and $192,985 at July 31, 2001 and 2000, respectively.


NOTE 11 - NOTES PAYABLE
-----------------------

The Company has three notes payable to related parties due September 30, 2001, requiring semiannual interest payments of 6% on March 31 and September 30. The loans are convertible into shares of common stock. At July 31, 2001, the aggregate value of the notes was $15,000 and the accrued interest was $900.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 12 - LEASE COMMITMENTS
---------------------------

The Company subleases office space under an operating lease with a remaining lease term of one and a half years. For all prior periods through April 30, 2001, the Company subleased 100% of the office space. Beginning May 1, 2001 and going forward, the Company is subleasing 20% of the office space. The lease was executed by a related party who is currently occupying 80% of the office. The Company's 20% portion of the approximate future minimum lease payments required under the operating lease are summarized as follows:

               Years Ending July 31,
         ---------------------------------
                       2002                          $   4,912
                       2003                              1,654
                                                     ---------
                       Total                         $   6,566



During the year ended July 31, 2001, the Company incurred approximately $19,000 in base rent expense and approximately $19,000 in common area maintenance and sales tax.


NOTE 13 - SUPPLEMENTAL CASH FLOW INFORMATION
--------------------------------------------


Supplemental cash flow information:


                                                      2001            2000
                                                   ---------       ----------
Cash paid for interest                             $     300       $       --
                                                   =========       ==========

Non cash investing and financing activities:

Common stock exchanged for investment              $      --       $  318,750
                                                   =========       ==========
Preferred stock issued for debt                    $      --       $   60,000
                                                   =========       ==========
Common stock issued for debt                       $      --       $    3,646
                                                   =========       ==========
Common stock issued for acquisitions               $      --       $2,814,217
                                                   =========       ==========
Gain on settlement and mutual release
  agreement of debt                                $ 112,563       $       --
                                                   =========       ==========


NOTE 14 - INCOME TAXES
----------------------

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires the recognition of deferred tax liabilties and assets for temporary differences, opearting loss carryforwards, and tax credit carryforwards.

A temporary difference is a difference between the tax basis of an asset of liability and its reported amount in the finanical statmenets that will result in taxable or deductible amounts in future years when the asset is recovered or the liability is settled. Deferred taxes represent the future tax return consequences of these differences.

The Company has not recognized any benefit of such net operating loss carryforwards in the accompnaying financial statmenet in acordance with the provisions of SFAS No. 109 as the realization of this defered tax benefit is not more likely than not. A 100% valuation allowance has been recognized to offset the entire effect of the Company's net deferred tax assets.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 14 - INCOME TAXES, continued
---------------------------------

The Company's evaluation of the tax benefit of its net operating loss carryforward is presented in the following table. The tax amounts have been calculated using the 34% federal and 5.5% state income tax rates.


                                                     2001            2000
                                                  ----------      ----------

Taxes currently payable                           $       --      $       --
Deferred income tax benefit                               --              --
                                                          --              --
Provision (benefit) for income taxes              $       --      $       --
                                                  ==========      ==========


Reconciliation of the Federal statutory income tax rate to the Company's effective income tax rate is as follows:


                                                      2001            2000
                                                  -----------      ----------

Benefit computed at the statutory rates (34%)     $(1,322,849)    $(1,606,746)
Increase (decrease) resulting from:
    Non-deductible expenses                               845        (706,395)
State income taxes, net of federal income tax
    benefit                                          (141,234)       (397,030)
Reinstatement/change in deferred tax asset
  valuation allowance                               1,463,238       2,710,171
                                                  -----------     -----------
Tax provision (benefit)                           $        --     $        --
                                                  ===========     ===========


The components of the deferred tax assets were as follows at July 31:


                                                      2001            2000
                                                  -----------      ----------
Deferred tax asset:
    Net operating loss carry forward              $ 2,697,438     $ 2,003,777
    Stock Options                                     588,306
    Stock based compensation                          186,516         588,306
    Impairment loss on goodwill                       109,477
    Amortization of goodwill                          170,713          52,492
    Impariment loss on securities                     417,215
    Other                                               3,744          65,596
                                                  -----------     -----------
          Total deferred tax asset                  4,173,409       2,710,171
                                                  -----------     -----------

Deferred tax laibilities:
    Other                                                  --              --
                                                  -----------     -----------
           Total deferred tax liabilities                  --              --
                                                  -----------     -----------
           Net deferred tax asset                   4,173,409       2,710,171
                                                  -----------     -----------

Valuation allowance
    Beginning of year                              (2,710,171)             --
    Decrease (increase) during year                (1,463,238)     (2,710,171)
                                                  -----------     -----------
           Ending balance                          (4,173,409)     (2,710,171)
                                                  -----------     -----------
           Net deferred taxes                     $        --     $        --
                                                  ===========     ===========

As of July 31, 2001, the Company's net operating loss carry forward of approximately $3,607,000 will expire from 2019 through 2021.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 15 - STOCK OPTIONS
-----------------------

At July 31, 2001, the Company only has nonqualified stock options outstanding. A committee appointed by the Board of Directors establishes the option price at issuance, which is generally at fair market value. Under the Plan, no options may be exercisable after five years from the date of grant. Common shares exercisable under option for the year ended July 31, 2001 are summarized as follows:


                                           Number             Weighted-Average
                                         of Shares             Exercise Price
                                     --------------------   --------------------

Outstanding at July 31, 1999               775,000                $ 0.02
Expired                                   (769,500)                 0.02
Exercised                                       --                    --
Granted                                  2,790,000                  1.09
                                       -----------                ------
Outstanding at July 31, 2000             2,795,500                  1.09
Expired                                     (5,000)                 1.50
Exercised                                       --                    --
Terminated                              (2,060,417)                 1.04
Granted                                         --                    --
                                                --                    --
Outstanding at July 31, 2001               730,083                $ 1.24
                                       ===========                ======

The following table summarizes information about all of the stock options outstanding at July 31, 2001:


       Range of           Shares         Weighted-Average      Weighted-Average
    Exercise Price      Outstanding       Remaining Life        Exercise Price
 ------------------   ---------------   -------------------  -------------------
  $ 0.01 - 1.50           600,083            3.30                    0.91
    1.51 - 3.00           130,000            3.59                    2.77
  -------------        ----------        --------                 -------
  $ 0.01 - 3.00           730,083            3.38                    1.24
  =============        ==========        ========                 =======


 SFAS 123 requires "as adjusted" information regarding net loss and net loss per share to be disclosed. The fair value of these options was determined at the date of grant using the Black-Scholes options-pricing model with the following weighted average assumptions for the year ended July 31, 2000.


Expected dividend yield                                 0.00
Calculated volatility                                   2.84
Risk free interest rate                                 5.80
Expected life of the options in years                   3.00


The estimated fair value of the options is amortized to expense over the options' vesting period for "as adjusted" disclosure. The net income (loss) per share "as adjusted" for the affects of SFAS 123 is not indicative of the effects on reporting net income (loss) for future years. The Company's reported "as adjusted" information for the year ended July 31, 2001 is as follows:


Net loss                                                 $ (3,890,732)
                                                         ============
As adjusted                                              $ (4,419,096)
                                                         ============
Net loss per share as reported - basic                   $      (0.30)
                                                         ============
Net loss per share as adjusted - basic                   $      (0.38)
                                                         ============

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================

 NOTE 16 - STOCKHOLDERS' EQUITY
-------------------------------

In August 2000, the Company commenced a private offering to accredited investors of the Company's common stock and warrants exercisable at $5.00 and $7.00, pursuant to Rule 506 of Regulation D of the Securities Act for up to 4,000,000 shares of our common stock together with warrants, for which 966,241 shares were issued and an aggregate of $686,169 less $2,781 of issuance costs was raised during the twelve-month period ending July 31, 2001 at prices ranging from $.40 to $1.72 per share.

During the year ended July 31, 2001, the Company issued 1,482,000 shares of common stock for services. As of July 31, 2001, the Company recorded approximately $768,000 of stock compensation.

Additional paid-in capital of the Company increased by $52,527, due to the amortization of the value of stock options issued to non-employees in the prior fiscal year. These options were valued at fair market value on the date of the grant.

Subscriptions receivable consists of prepaid consulting fees and prepaid legal fees. Consulting services received for stock are capitalized and amortized over the term of the agreement, not to exceed one year, on a straight-line basis. The value of the consulting services is determined based on the Company's stock price on the effective date of the agreement. At July 31, 2001, the Company had $96,433 of unamortized subscriptions receivable.


NOTE 17 - RELATED PARTY TRANSACTIONS

For the year ending July 31, 2001, the Company's related party transactions are summarized as follows:

(a) The Company has adopted a policy that no officer, director or affiliate may engage in any transactions with the Company or any of its subsidiaries unless such transactions have been approved by a majority of the Company's directors who have no interest in the transactions.

(b) The Company entered into a management agreement with MCG partners on April 1, 2001 for a term of 18 months for $7,500 per month in consulting fees. The Company paid MCG Partners $590 in management fees during fiscal year 2001 and has $29,410 of accrued management fees payable. MCG owes the Company $16,893 in reimbursable expenses. MCG Partners is a principal stockholder of the Company.

(c) In April and May 2001, the Company received an aggregate of 866,162 shares of common stock of TargitInteractive, Inc. (f/k/a GourmetMarket.com) for the conversion of approximately $150,000 in notes receivable, accounts receivable and related interest. At January 31, 2001, the Company reduced the value of the notes by $364,249 to $150,000, which was charged to impairment of investments. The Company calculated this estimated value based on the approximate value of TargitInteractive, Inc. (f/k/a GourmetMarket.com) of $500,000, assuming that the Company owned approximately 32% on a fully diluted basis.

(d)      The Company recognized approximately $113,000 of forgiveness of debt.

(e) The Company borrowed $100,000 from Quartz Capital Group on July 19, 2000. The funds were subsequently loaned to TargitInteractive, Inc. (f/k/a GourmetMarket.com). The note was written off as of January 31, 2001.

TRAVLANG, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================


NOTE 17 - RELATED PARTY TRANSACTIONS, continued
-----------------------------------------------


(f) The Company loaned Nucell Wireless Corporation $46,615 on May 30, 2000 in order to pay Exodus Communications to complete work on the Nucell website. The note bears an annual interest rate of 8%, together with an option to purchase 92,000 shares of its common stock at $.50 per share. An additional $20,000 was loaned to Nucell on January 8, 2001. At January 31, 2001, the note was written down to $10,000 based on management's best estimate of recoverability.

(g) During fiscal year 2001, the Company provided management services to TargitInteractive, Inc. (f/k/a GourmetMarket.com) for a fee. As of July 31, 2001, approximately $70,500 was earned in revenues, which was fully written off to bad debt expense.

(h) In February 2001, two separate consulting agreements were entered into with 21st Equity Partners (a related party through common ownership). One agreement was signed by MCG Partners on behalf of the Company, whereby 700,000 shares of common stock were issued from existing shareholders. The Company recorded $360,920 of consulting expense related to this agreement. The second agreement, executed by the Company, resulted in the issuance of 200,000 shares of common stock and $102,000 in consulting expense. As of July 31, 2001 both agreements were terminated.


NOTE 18 - SUBSEQUENT EVENTS
---------------------------

Since the end of the Company's first fiscal year at July 31, 2000, the following events have taken place:

On August 1, 2001, the Company signed a convertible revolving credit agreement with MCG Partners, Inc., a related party, for up to $100,000. Interest will be equal to the prime rate and both principal and interest are due in full on December 31, 2001. The Company issued 1,500,000 shares of common stock to execute the agreement. The principal balance is convertible into common stock based on 75% of the five day average closing bid on the five days preceding the conversion.

TL GLOBAL, INC
BALANCE SHEET
APRIL 30, 2002


ASSETS

                                                                                 April 30, 2002
                                                                                 --------------
                                                                                   (Unaudited)
         Current assets:
                 Cash and cash equivalents                                        $      8,493
                 Accounts receivable, net                                               28,207
                 Deferred management fees                                              157,885
                 Other current assets                                                   16,973
                                                                                  ------------
                        Total current assets                                           211,558
                                                                                  ------------

         Property and equipment, net                                                    10,942
                                                                                  ------------

         Other assets:
                 Investment in common stock                                             51,500
                 Deposits                                                                3,000
                 Goodwill, net                                                         177,750
                                                                                  ------------
                        Total other assets                                             232,250
                                                                                  ------------

                        Total assets                                              $    454,750
                                                                                  ============


LIABILITIES AND STOCKHOLDERS' EQUITY

         Current liabilities:
                 Accounts payable                                                 $     14,245
                                                                                  ------------
                        Total current liabilities                                       14,245
                                                                                  ------------

         Commitments and contingencies                                                      --

         Stockholders' equity:
                 Preferred stock, $1.00 par value, 5,000,000 shares authorized,
                   -0- shares issued and outstanding                                        --
                 Common stock, $0.01 par value, 50,000,000 shares authorized,
                   25,000,000 shares issued and outstanding                            250,000
                 Additional paid in capital                                         15,632,836
                 Subscription receivable                                                     0
                 Accumulated deficit                                               (15,442,331)
                                                                                  ------------
                        Total stockholders' equity                                     440,505
                                                                                  ------------

                        Total liabilities and stockholders' equity                $    454,750
                                                                                  ============


The accompanying notes are an integral part of these financial statements

TL GLOBAL, INC
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED APRIL 30, 2002

                                                           Nine Months Ended April 30,
                                                          ----------------------------
                                                              2002             2001
                                                          ------------    ------------
                                                                  (Unaudited)
Revenues earned                                           $    143,841    $    453,771

Cost of goods sold                                              44,845         188,268
                                                          ------------    ------------

Gross profit                                                    98,996         265,503
                                                          ------------    ------------

Operating expenses:
           General and administrative expenses                 210,659         733,481
           Depreciation and amortization                         4,844         249,582
           Stock compensation for services                     273,433         810,991
                                                          ------------    ------------
                           Total operating expenses            488,936       1,794,054
                                                          ------------    ------------

Other income (expense):
           Interest expense                                     (5,156)       (102,006)
           Impairment of investment                           (247,778)             --
           Interest income                                          --          32,969
           Forgiveness of debt                                      --          97,500
                                                          ------------    ------------
                           Total other income (expense)       (252,934)         28,463
                                                          ------------    ------------

Net loss                                                  $   (642,875)   $ (1,500,088)
                                                          ============    ============

Net income (loss) applicable to common shareholders           (642,875)     (1,500,088)

Basic and diluted loss per share                          $      (0.04)   $      (0.13)
                                                          ============    ============

Weighted average shares outstanding                         14,951,607      11,283,124
                                                          ============    ============


The accompanying notes are an integral part of these financial statements

TL GLOBAL, INC
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED APRIL 30, 2002


                                                    Nine Months Ended April 30,
                                                    ---------------------------
                                                        2002           2001
                                                     ---------      ---------
                                                           (Unaudited)

Net cash used in operating activities                $ (67,444)     $(759,290)

Cash flows from investing activities:
        Change in notes receivable                      10,000       (111,000)
        Purchases of property and equipment             (1,900)        (3,861)
                                                     ---------      ---------
Net cash used in investing activities                    8,100       (114,861)
                                                     ---------      ---------

Cash flows from financing activities:
        Common stock issued for cash                     3,000        673,950
        Proceeds from loans payable                     50,000         15,000
        Payments on loans payable                      (12,500)
                                                     ---------      ---------
Net cash provided by financing activities               53,000        676,450
                                                     ---------      ---------

Net increase (decrease) in cash                         (6,344)      (197,701)

Cash at beginning of period                             14,837        276,980
                                                     ---------      ---------

Cash at end of period                                $   8,493      $  79,279
                                                     =========      =========



The accompanying notes are an integral part of these financial statements

NOTE 1 - SUMMARY OF  SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------

Description of Company
----------------------

TL Global, Inc. (formerly Travlang.com, Inc.) is a technology company whose core business is in a foreign language and travel website, acquired by iiGroup, Inc. in January 2000. TL Global, Inc. offers foreign language and travel information, products and services through the Internet. TL Global, Inc. also holds equity positions in several other companies as described in Note 5 below.

In December 2001, Travlang, Inc. ("Travlang") entered into a letter of intent to acquire Sec2Wireless, Inc., which provides wireless technology. The Sec2Wireless shareholders were going to receive a controlling interest in Travlang. After deliberation with representatives of Sec2Wireless, the board of Travlang, Inc. determined to spin-off by way of a dividend all of the shares of TL Global, Inc. to the Travlang, Inc. shareholders. The Sec2Wireless transaction was completed on March 13, 2002. Each shareholder of Travlang, Inc. will receive one share of TL Global, Inc. ("TL Global") common stock for each share of Travlang, Inc. common stock owned immediately prior to the closing of the Sec2Wireless transaction.

As such, TL Global, Inc. represents a successor company of Travlang, Inc., the predecessor company, and all historical financial information presented in this statement is that of Travlang, Inc. through March 13, 2002 and of TL after that date.

When we use the terms "TL", "Travlang", the "Company", "we" or "us" or other similar terms, we mean TL Global, Inc., and any predecessor company (Travlang, Inc.), and each of our subsidiaries and affiliated companies unless otherwise specified or described.

Significant Accounting Policies
-------------------------------

The accounting policies followed by the Company are set forth in Note 3 to the Company's financial statements included in this registration statement.

New Accounting Pronouncements
-----------------------------

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations, was issued by the Financial Accounting Standards Board and is effective for companies with fiscal years beginning after June 15, 2002. The statement requires entities to recognize asset retirement obligations at their fair value--the amount at which an informed willing party would agree to assume the obligation. The Company expects to adopt SFAS No. 143 effective August 1, 2002. The Company does not expect SFAS No. 143 will have a material effect on the consolidated financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 144 also supercedes the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 is intended to establish one accounting model for long-lived assets to be disposed of by sale and to address significant implementation issues of SFAS No. 121. The Company expects to adopt SFAS No. 144 effective October 1, 2001. The Company does not expect SFAS No. 144 will have a material effect on the consolidated financial statements.

NOTE 2:  INTERIM FINANCIAL STATEMENTS
-------------------------------------

The accompanying unaudited condensed financial statements have been prepared in accordance with Regulation S-B of the Securities and Exchange Commission rules and do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation, have been included. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. These interim financial statements should be read in conjunction with the Company's audited financial statements and accompanying footnotes for the fiscal year ended July 31, 2001, which are included else where in this registration statement..

NOTE 3:  GOING CONCERN - UNCERTAINTY
------------------------------------

As shown in the accompanying condensed consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operating activities. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has is actively seeking business opportunities that will expand its business lines and revenues and is focusing on increasing its current core business.

There can be no assurance that the Company will be able to successfully implement its plans, or if such plans are successfully implemented, that the Company will achieve its goals. The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

NOTE 4:  AVAILABLE-FOR-SALE SECURITIES
--------------------------------------

The Company recorded an impairment loss for its investment in common stock of $110,000 for the nine months ended January 31, 2002..

NOTE 5:  NOTES PAYABLE
----------------------

On August 1, 2001, the Company signed a convertible revolving credit agreement with MCG Partners, Inc., a related party, for up to $100,000. Interest will be equal to the prime rate and both principal and interest are due in full on December 31, 2001. The Company issued 1,500,000 shares of common stock to execute the agreement. The principal balance is convertible into common stock based on 75% of the five-day average closing bid on the five days preceding the conversion. The Company had received $50,000 from the revolving credit. The note holder converted the notes into and aggregate of 854,022 shares of common stock at a conversion rate of $.06 per share.

NOTE 6: SHAREHOLDERS' EQUITY
----------------------------

The Company had three 6% notes payable, which were reflected in the balance sheet line item Notes payable for an aggregate amount of $15,000. Accrued interest payable was $1,350. The notes were due on September 30, 2001. The note holders converted their notes into an aggregate of 337,000 shares of common stock at a conversion rate of $.05 per share.

On November 1, 2001 the Company issued options to acquire 300,000 shares of its common stock to the president of the Company for $.01 per share. The options were exercised for $3,000. The options were valued using the Black Scholes option-pricing model for a fair value of $15,000.

Subscriptions receivable consists of prepaid consulting fees and prepaid legal fees. Consulting services received for stock are capitalized and amortized over the term of the agreement on a straight-line basis. The value of the consulting services is determined based on the Company's stock price on the effective date of the agreement and the Black Scholes option-pricing model. At April 30, 2002, the Company had amortized all of the subscriptions receivable.

The Company executed a consulting agreement on August 1, 2001 with a third party for a two-year term. The Company issued 100,000 stock options and will pay $100 per month for the services rendered. The options were valued using the Black Scholes option-pricing model for a fair value of $9,000, of which $7,875 of deferred compensation expense was recorded in the subscription receivable line of shareholders' equity. The deferred compensation is being amortized over the life of the agreement. The Company issued 10,000 shares of stock to cancel these warrants resulting in no additional expense to the Company.

The Company issued 3,087,044 shares of common stock for payment of accrued expenses to MCG Partners, a related party, at a conversion rate of $.03 per share. The expenses were incurred related to a management agreement with MCG partners entered into in April 2001.

On March 13, 2002 Travlang, Inc.(our predecessor company)acquired all of the outstanding common stock of Sec2 Wireless. For accounting purposes, the acquisition was treated as an acquisition of the Travlang, Inc.by Sec2 Wireless and as a recapitalization of Sec2 Wireless. As part of the agreement withSec2Wireless the existing assets of Travlang, Inc. including its subsidiary Travlang.com, Inc., were spun off to the shareholders of record on March 13, 2002, in the way of a dividend. As a result of this transaction TL Global may be considered a successor company, and all of the historical financial information prior to March 12, 2002 presented in these financial statements is that of Travlang, Inc.

Also in connection with this transaction Travlang, Inc. issued 6,250,000 shares of common stock to MCG Partners, Inc., a related party. These shares represented a 5% broker fee and settlement of other accrued expenses due MCG. These shares were issued as part of the reorganization and were accounted for as a cost of equity in the accompanying interim financial statements.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act contains provisions entitling TL Globals' directors and officers to indemnification from judgments, settlements, penalties, fines, and reasonable expenses (including attorney's fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of TL. In its Articles of Incorporation, TL has included a provision that limits, to the fullest extent now or hereafter permitted by the Florida Act, the personal liability of its directors to TL or its shareholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the Florida Act as currently in effect, this provision limits a director's liability except where the director breaches a duty. TL Globals' Articles of Incorporation and By-Laws provide that TL shall indemnify its directors and officers to the fullest extent permitted by the Florida Act. The Florida Act provides that no director or officer of TL shall be personally liable to TL or its shareholders for damages for breach of any duty owed to TL or its shareholders, except for liability for (i) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (ii) any unlawful payment of a dividend or unlawful stock repurchase or redemption in violation of the Florida Act, (iii) any transaction from which the director received an improper personal benefit or (iv) a violation of a criminal law. This provision does not prevent TL or its shareholders from seeking equitable remedies, like injunctive relief or rescission. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against actions taken by directors or officers that constitute negligence or gross negligence.

     The Articles of Incorporation also include provisions to the effect that TL shall, to the maximum extent permitted from time to time under the law of the State of Florida, indemnify and upon request shall advance expenses to, any director or officer to the extent that the indemnification and advancement of expenses is permitted under the law, as may from time to time be in effect.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended may be permitted to directors, officers and controlling persons of TL pursuant to any charter provision, by-law, contract, arrangement, statute or otherwise, TL has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities made hereby. Travlang is responsible for the payment of all expenses in connection with the distribution.

Registration fee under the Securities Act of 1933                       $69
Blue Sky filing fees and expenses                                     5,000*
Printing and engraving expenses                                       5,000
Legal fees and expenses                                              12,000*
Accounting fees and expenses                                         10,000*
Miscellaneous                                                         2,931*
                                                                    -------
TOTAL                                                                35,000
                                                                     ======

*Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 27.  EXHIBITS.

EXHIBITS.         DESCRIPTION OF DOCUMENT
---------         --------------------------------------------

3.1               Articles of Incorporation

3.2               By-Laws

5.0 Opinion of Sachs, Sax & Klein, P.A. as to the validity of the securities being registered

10.1              Lease for facilities at 7000 West Palmetto Park Road,
                  Boca Raton, Florida

10.2              Distribution Agreement

23.1              Consent of Daszkal Bolton LLP Certified Public Accountants

23.2              Consent of Sachs, Sax & Klein, P.A. is included in Exhibit 5

----------------

ITEM 28.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 5 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on June 25, 2002.

                                    TL GLOBAL, INC.

                                    BY: /s/ HOWARD BRUMMER
                                    --------------------------------------
                                    Howard Brummer
                                    Chief Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                                  TITLE                            DATE
       ---------                                  -----                            ----

/s/ HOWARD BRUMMER                      President                             June 25, 2002
-----------------------------------     Chief Executive Officer
Howard Brummer                          Director

/s/ NEIL SWARTZ                         Chairman, Director                    June 25, 2002
-----------------------------------
Neil Swartz

/s/ BRUCE HAUSMAN                       Director                              June 25, 2002
-----------------------------------
Bruce Hausman

INDEX TO EXHIBITS


EXHIBITS          DESCRIPTION OF DOCUMENT
--------          -----------------------------------------------

3.1               Articles of Incorporation

3.2               By-Laws

5.1 Opinion of Sachs, Sax & Klein, P.A. as to the validity of the securities being registered

10.1              Lease for facilities at 7000 West Pametto Park Road,
                  Boca Raton, Florida

10.2              Distribution Agreement

23.1              Consent of Daszkal Bolton LLP Certified Public Accountants

23.2              Consent of Sachs, Sax & Klein, P.A. is included in Exhibit 5